MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
 PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the 10K-SB registration statement of Tradeshow Marketing Company Ltd. of our report dated November 7th, 2006 on our audit of the financial statements of Tradeshow Marketing Company Ltd. as of May 31st, 2006, and the results of its operations and cash flows for the period ended May 31st,2006 from inception.

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
February 6, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501